Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Appoints Diane Brink to Board of Directors

St. Louis, Missouri – December 6, 2017 – Belden Inc. (NYSE: BDC), a global leader in high quality, end-to-end signal transmission solutions for mission-critical applications announced that with immediate effect, it has appointed Diane Brink as a Director and member of the Nominating and Corporate Governance Committee. Ms. Brink has substantial executive experience and currently serves as a senior fellow and adjunct professor at Kellogg School of Management Markets and Customers Initiative, Northwestern University and as a management consultant. She has a strong background in digital marketing, enterprise transformation, go to market strategy and scaling for growth, and most recently was Chief Marketing Officer for IBM Global Technology Services.

John Stroup, President, CEO and Chairman of Belden, said, “We are excited to welcome Diane Brink to Belden’s Board of Directors and the Nominating and Corporate Governance Committee. Her deep understanding of how to leverage technology for value creation and her impressive experience in effectively managing market transitions will provide enormous value to Belden.”

About Belden
Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact: Belden

	Investor Relations	Corporate Communications
	314-854-8054	314-854-8002
	Investor.Relations@Belden.com	Corporate.Communications@Belden.com

BDC-E